Exhibit 99.1
For Immediate Release
Local.com® Enters Group-Buying Space
Acquires iTwango Group-Buying Platform
IRVINE, Calif., Jan. 7, 2011 — Local.com Corporation (NASDAQ: LOCM), a leading local search site and network, today announced the acquisition of iTwango L.L.C., a technology platform that enables group-buying of discounted daily deals by consumers from local businesses.
iTwango (http://www.itwango.com/) is an early stage group-buying platform that allows advertisers to submit discounted offers to consumers who receive those geo-targeted offers daily via email. Group-buying is the purchasing of discounted or special offers from a business on the condition that a minimum number of buyers are found.
Small business advertisers have shown strong interest and satisfaction with group-buying as an advertising medium. A leader in the group-buying space recently reported that 97 percent of its SMB advertisers would run another promotion. In addition, a group-buying deal aggregator also found that among a small sample of daily deal advertisers, 93 percent would run another deal promotion. Consumers are also benefiting from the discounted offers from small businesses, with visits to a sample of group-buying websites and aggregators increasing 610 percent between August 2009 and August 2010, according to Experian Hitwise.
“We believe that the group-buying model is a powerful new development in local advertising that effectively closes the gap between online research and offline transactions, and therefore represents an important step in demonstrating to small businesses the immediacy and value of local online advertising,” said Heath Clarke, Local.com chairman and CEO. “We expect that iTwango will be an exciting new product for Local.com and our extensive network of regional media publishers, who have the feet-on-the-street sales forces to capitalize on this emerging local advertising segment. We will be investing into our group-buying technology platform and anticipate rolling out our first products towards the middle of 2011.”
iTwango enables advertisers to set minimum and maximum deal participation (known as tipping points), thereby enabling tighter control of their exposure than other daily-deal sites. Other features of iTwango include:
•	Easy consumer registration and purchase with automatic identification of consumer location

•	Consumers can select their geographies of interest, view deal of the day and browse all deals

•	Easy self-service sign-up for small business advertisers

•	Multiple listing and location-based advertiser offers

•	Supports a network model, whereby deals can be imported or exported via API and also distributed to publishers via API, RSS feeds and widgets

•	Deal providers can also be publishers within the network, allowing regional media publishers to distribute deals exclusively on their own sites

•	Deal providers can allocate deal inventory to specific publishers

•	Publishers can have a private label interface for consumer registration, purchase and voucher printing

•	Multiple currency formats
iTwango will undergo rebranding and is expected to be distributed widely across the flagship Local.com site and network of over 1,000 local and regional media sites, as well as over 100,000 hyperlocal sites under Local.com management. iTwango is also expected to be made available to Local.com’s regional media network on a private label basis.
     About Local.com®
Local.com Corporation (NASDAQ: LOCM) owns and operates a leading local search site and network in the United States. The company uses patented and proprietary technologies to provide over 20 million consumers each month with relevant search results for local businesses, products and services on Local.com and over 1,000 partner sites. Local.com powers over 100,000 local websites, and tens of thousands of small business customers use Local.com products and services to reach consumers using a variety of subscription, performance and display advertising and website products. To advertise, or for more information visit: www.local.com.
Forward Looking Statements
All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘projects,’ ‘feel’ and similar expressions and phrases, as they relate to Local.com or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to incorporate our local-search technologies, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the future performance of our OCTANE360 business, the integration and future performance of the iTwango business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our subscription advertising and other business products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.
Our Annual Report on Form 10-K/A, subsequent Quarterly Reports on Form 10-Q and Form 10-Q/A, recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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Investor Relations Contact:
Brinlea C. Johnson
The Blueshirt Group
212-551-1453
brinlea@blueshirtgroup.com
Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com